Agreement

by and between

TransAct Technologies Incorporated
One Hamden Center
2319 Whitney Avenue, Suite 3B
Hamden, CT 06518

and

GTECH Corporation
10 Memorial Boulevard
Providence, RI  02903

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

1.	Terms and Conditions
1.1 Products
1.2 Services
1.3 Purchase Commitment
1.4 Spare Parts

2.	Ordering
2.1 Purchase Orders
2.2 Lead Time
2.3 Rescheduling
2.4 Cancellation for Convenience
2.5 Forecast
2.6 Expedited Orders

3.	Shipping, Packaging, Delivery
3.1 Title and Risk of Loss
3.2 Shipment
3.3 Packaging
3.4 International Shipments

4.	Pricing

5.	Payment

6.	Taxes & Duties

7.	Changes
7.1 Product Changes
7.2 BUYER Changes
7.3 Enhancements, Successor Products

8.	Quality and Reliability Requirements
8.1 Quality and Reliability Requirements
8.2 Reliability Test
8.3 TransAct Survey
8.4 Failures of Consequence

9.	Insurance
9.1 TransAct Insurance Coverage
9.2 General Liability
9.3 Proof of Insurance

10.	Indemnity

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

11.	Repair Support
11.1 Repair Orders
11.2 Repair Capabilities
11.3 Documentation

12.	Warranties
12.1 TransAct Standards
12.2 Authority
12.3 Title; Infringement
12.4 Conformance; Defects
12.5 Freight Costs on Repairs
12.6 Freight Charges on Non-Warranty Repairs
12.7 Warranty Terms

13.	Tooling

14.	Force Majeure

15.	Confidentiality

16.	Public Announcements

17.	Notices

18.	Assignment

19.	Terms and Termination
19.1 Term
19.2 Termination by BUYER
19.3 Termination by TransAct
19.4 Obligations on Termination

20.	Survival

21.	Conflict Provisions

22.	Liability Limits

23.	Miscellaneous

Attachments
1 -	Product Specifications
2 -	Pricing / Stocking
3 -	General Packaging Specifications

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

OEM PURCHASE AGREEMENT

THIS AGREEMENT between TransAct Technologies Incorporated a Delaware corporation, with offices at One Hamden Center, 2319 Whitney Avenue Suite 3B, Hamden, CT  06518 ("TRANSACT") and GTECH Corporation with offices at 10 Memorial Boulevard, Providence, RI 02903 ("BUYER") sets out the terms and conditions under which TRANSACT will sell the Products and provide the Services described in this Agreement and Attachments to BUYER.

1.           Terms and Conditions

1.1           Products.  As used in this Agreement, "Products" means the thermal printer, as well as TRANSACT's recommended spare parts, subassemblies, operating supplies, maintenance kits, and options, if any, produced in accordance with the specifications and any subsequent modifications authorized in accordance with the terms of this Agreement attached hereto as Attachment 1 ("Specifications").

1.2           Services.  As used in this Agreement, "Services" means the ancillary services, if any, to be provided by TRANSACT in accordance with the terms of this Agreement including without limitation, those services described in Section 11 of this Agreement.

1.3           Purchase Commitment.  There is no minimum quantity of purchases under this Agreement unless a Blanket Order is placed under the terms of Attachment 2.  TRANSACT will furnish Products and Services on an as-ordered basis or as specified in Attachment 2.  It is expressly understood and agreed that BUYER is not obligated to purchase any or all of the Products and Services from TRANSACT, unless otherwise specified in Attachment 2.

1.4           Spare Parts.   TRANSACT shall provide a Recommended Spare Parts List (“RSL”) for all Products covered by this Agreement.  The RSL shall include all parts and assemblies necessary to repair and maintain the Products purchased under this Agreement. A separate RSL shall be supplied for each product model or configuration, identifying all common parts.

a.           Non-Standard Spare Parts.  If the Product contains a part not readily available in the marketplace (“Non-Standard Spare Parts”), TRANSACT shall make such part available to BUYER in accordance with Section 1.4(b).

b.           Spare Part Support.  TRANSACT shall make all spare parts including Non-Standard Spare Parts as described in Section 1.4(a) above, available during the Term of this Agreement and for a period of five (5) years thereafter.  In consideration for requiring such spare parts inventory and for requiring TRANSACT to provide the repair support, test equipment, diagnostics and documentation described in Section 11 below, BUYER shall purchase all spare parts including Non-Standard Spare Parts as described in Section 1.4(a) above from TRANSACT.

2.           Ordering

2.1           Purchase Orders.  All purchases under this Agreement will be made under purchase orders (“Purchase Orders”) referencing this Agreement issued by BUYER or by any subsidiary or affiliate of BUYER.  Purchase Orders will be deemed accepted by TRANSACT unless rejected in writing by TRANSACT specifying the reasons for rejection within seven (7) calendar days after receipt of the Purchase Order.  TRANSACT may reject purchase orders only if a Purchase Order does not comply with the terms and conditions of this Agreement.

2.2            Lead Time.  Unless otherwise agreed, Purchase Orders shall specify a delivery date with the normal lead-time of [**] (“Lead Time”).  Lead time for the first release against a blanket Purchase Order under Attachment 2 is [**] as described above.  Lead time for subsequent releases against blanket Purchase Orders is [**].  TRANSACT will make reasonable efforts to respond to additional demand over the blanket Purchase Order quantity in less than [**].  In the event that Products ordered within the Lead Time are overdue for delivery to BUYER, TRANSACT shall ship Products to BUYER at no additional cost to BUYER, and any premium air freight charges shall be prepaid by, and borne by TRANSACT.

2.3           Rescheduling.  At 31-60 calendar days before scheduled shipment date, an order may be rescheduled up to 30 calendar days later than the scheduled shipment date or to the end of the calendar quarter, whichever is greater.  Within 30 calendar days of scheduled shipment date, BUYER may reschedule within the scheduled month.  Rescheduling of Blanket Orders will comply with this Paragraph 2.3 and also with Attachment 2.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

2.4           Cancellation for Convenience.  Within 150 calendar days of scheduled shipment date no cancellation of Purchase Orders is permitted. At 150 + calendar days before scheduled shipment date, BUYER may cancel any or all Purchase Orders.  This does not include Blanket Orders as defined in Attachment 2, which are non-cancellable.
2.5           Forecast.  Any forecast, which may be provided, is a good faith estimate of BUYER's anticipated requirements for the Products for the periods indicated based on current market conditions and does not constitute a commitment to purchase any quantity of Products or Services.

2.6            Expedited Orders.   If BUYER requests delivery to meet a special requirement, TRANSACT will use all commercially reasonable efforts to expedite delivery; provided however, that BUYER will pay any additional charges or costs for expediting after such charges or costs have been accepted in writing by BUYER.

3.           Shipping, Packaging, and Delivery

3.1           Title and Risk of Loss.  Unless otherwise agreed, delivery of Products will be made FCA Ithaca, NY from TransAct’s continental U.S. facility or FCA Hong Kong from TransAct’s International facility.  Subject to proper packaging, title and risk of loss shall pass to BUYER upon proper tender of the Products to the carrier.  TRANSACT will provide proof of delivery upon request and will provide reasonable assistance to BUYER at no charge in any claim BUYER may make against a carrier or insurer for misdelivery, loss or damage to Products after title has passed to BUYER.

3.2           Shipment.  TRANSACT will ship Products in accordance with BUYER's instructions as specified in the Purchase Order.  In the absence of any other instructions, Products will be shipped by common carrier commercial land freight for delivery in the continental United States and by ocean freight for deliveries elsewhere, insurance and shipping charges collect.

3.3           Packaging.  TRANSACT shall affix to the outside of each shipment a list of contents, including serial numbers, to allow for review of contents upon receipt.  Products shall be packaged in accordance with BUYER’s General Packaging Specifications as specified in Attachment 3.

3.4           International Shipments.  If BUYER specifies delivery for international shipment by BUYER or BUYER's freight forwarder, TRANSACT will be responsible for obtaining any necessary U.S. Department of Commerce export licenses, permits or approvals.  BUYER will be responsible for any licenses, permits or approvals of the country of import.

4.           Pricing

All pricing will be specified in Attachment 2.  All pricing shall remain in effect [**] which are agreed to by both parties.

5.           Payment

TRANSACT shall invoice BUYER for Products purchased by BUYER following delivery to the carrier by TransAct.  Payment shall be made by BUYER in U.S. Dollars within thirty (30) days after the date of invoice. Interest shall accrue on all past-due balances at one and one-half percent (1 ½%) per month or such lesser rate as is the maximum rate permitted under applicable law.

6.           Taxes and Duties

BUYER will pay as a separate invoiced item only such sales, use, value-added or similar tax listed therein (all other taxes are excluded, including, without limitation, taxes based upon TRANSACT's net income), lawfully imposed on the sale of the Products or provision of Services to BUYER.  Taxes, duties or like charges imposed on the Products after title has passed to BUYER will be paid by BUYER unless such charges are the result of a trade sanction imposed on TRANSACT's Products, as specified in Section 19.2, below.  In lieu of taxes, BUYER may furnish to TRANSACT a tax exemption certificate.  TRANSACT agrees to provide reasonable assistance to BUYER, without charge, in any proceeding for the refund or abatement of any taxes BUYER is required to pay under this Section 6.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

7.           Changes

7.1           Product Changes.  TRANSACT shall submit evaluation samples of all Product changes that affect form, fit or function at least ninety (90) calendar days before such changes are targeted to be implemented. TRANSACT shall forward (2) copies of all requests to make the changes generally described above to:
GTECH Corporation
55 Technology Way
West Greenwich, Rhode Island 02817

BUYER may, at its option, decline to have such changes incorporated into the Products.  Proposed changes will not be incorporated into the Products until accepted in writing by BUYER.  BUYER shall make best effort to respond in writing to TRANSACT within fifteen (15) calendar days of BUYER’s receipt of change notification. In no event will BUYER ever be deemed to have accepted any change in the price or delivery schedule without its prior written consent.

7.2           BUYER Changes.  BUYER may request changes in the Products at any time during the Term of this Agreement by submitting a written change request to TRANSACT.  For each written change request received from BUYER, TRANSACT will provide BUYER with a written proposal including any applicable non-recurring engineering charge, change in Product prices and/or delivery schedule, and any other change in terms.  Such proposal, only if agreed to and signed by an authorized representative of BUYER and TRANSACT, will become part of this Agreement.  Any changes that require Tooling, which is paid for by BUYER, are and shall remain the property of BUYER, and TRANSACT may not use such changes or disclose them to others without the prior written consent of BUYER.

7.3           Enhancements, Successor Products.  If during the Term of this Agreement, TRANSACT offers improvements, options, additional functionality or other enhancements ("Enhancements") to the Products not available at the time this Agreement is signed or other products which substantially replace the Products ("Successor Products"), TRANSACT will offer such Enhancements and/or Successor Products to BUYER by providing a description and a price.    If BUYER elects, in writing, to purchase such Enhancements or Successor Products, the Enhanced Products or Successor Products will be ordered separately from any orders which may be open at that time. No substitutions or changes will be made on open purchase orders with delivery within [**] lead-time. If BUYER requires changes implemented within [**], BUYER will cover the cost of rework, excess and obsolete material when agreed to in advance in writing by BUYER and TRANSACT.  In any event, BUYER may, at its option, elect to continue to purchase Products as originally specified for the Term of this Agreement and any extensions thereafter.

7.4           Restricted Sales.  TRANSACT will not sell, lease or otherwise provide online lottery printers to BUYER’S existing customers, or provide printers with the packet protocol set forth in BUYER’s Specification 96-0258-01 to any third party but BUYER.   Nothing in this section shall preclude TRANSACT from selling, leasing or otherwise providing other printers to any third party in its discretion.  If BUYER wins a new customer and notifies TRANSACT, then TRANSACT will not sell, lease or otherwise provide lottery printers to BUYERS new customer.  If BUYERS new customer is TRANSACT’S existing customer, then TRANSACT will so notify BUYER and TRANSACT may continue to sell lottery printers to this customer.

8.           Quality and Reliability Requirements

8.1           Quality and Reliability Requirements.  TRANSACT agrees to maintain adequate quality and reliability safeguards to ensure that all Products shipped to BUYER meet or exceed all parameters specified in the Product Specification and that the Product is not subject to any infant mortality.

8.2           Reliability Test.  TRANSACT shall conduct a reliability test on the Products to ensure that the Products meet or exceed all parameters specified in the Product Specification.  BUYER may review the results of TRANSACT’s reliability test on the Products.

8.3           Survey.  TRANSACT will allow BUYER to perform a survey at TRANSACT’S facility or at any subcontractor of TRANSACT with reasonable written notice.  This survey will include, but is not limited to, an audit of the manufacturing process, reviewing the yields at each inspection and test point in the manufacturing process, review of the on-going reliability test data, Product design changes, corrective action, and field reliability performance and repair data.  The cost of BUYER travel to the survey will be borne by BUYER.

8.4           Failures of Consequence:  If BUYER’s customers world-wide experience excessively high failure rates (> or equal to 20% annualized) during the warranty period in any given jurisdiction that is determined by both parties to be TRANSACT’s responsibility, BUYER may recover all commercially reasonable costs associated with this unacceptable Product performance by taking credit against the purchase price of the Product or TRANSACT can, at its discretion assume all costs directly by providing required support services to repair, upgrade or replace defective Product in a timely manner to BUYER’s satisfaction.  These additional costs are typically related to screening, sorting, testing, packaging, handling by a third party and airfreight to expedite any of these activities.

9.           Insurance

9.1           TransAct Insurance Coverage.  TRANSACT shall purchase and maintain during the Term of this Agreement, such insurance as will protect it and BUYER from claims set forth below which may arise out of or result from TRANSACT’s operations under this Agreement whether such operations be by it or by any subcontractor or by anyone for whose acts any of them may be liable.  TRANSACT shall cause BUYER to be additional insured under all coverages except Workers’ Compensation.
[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

9.2           General Liability.  Policy will provide a minimum of $2,000,000 per occurrence for Products and Completed Operations.

9.3           Proof of Insurance.  Evidence of said insurance will be in the form of a certificate of insurance and will be provided within ten (10) calendar days from the date of this Agreement.  Notification to BUYER will occur within thirty (30) calendar days of any cancellation or material change in coverage.  Coverage will be in effect with insurance carriers licensed to do business in any state that the TRANSACT will perform its services and will be rated no less than A by the AM Best Company.  All Certificates of Insurance are to be forwarded to: GTECH Corporation, 10 Memorial Boulevard, Providence RI  02903 ATTN: Risk Management Department.

10.           Indemnity

In addition to, and not in limitation of, any other indemnifications, warranties and covenants set forth herein, but subject to Section 22 hereof, TRANSACT hereby agrees to indemnify and hold BUYER harmless with respect to any and all costs, expenses and liability, including without limitation reasonable attorney’s fees, arising out of any claim or action based on a failure of the Products or Services to meet the specifications set forth herein or the failure of the TRANSACT to meet any of its obligations hereunder.

TRANSACT shall defend, indemnify and hold BUYER, its subsidiaries, affiliates, distributors and customers harmless from any and all costs, expenses and liability, including reasonable attorney's fees, arising out of any claim or action based on actual or alleged infringement by the Products or any patent, copyright, trade secret or other proprietary interest related to such Products.  BUYER shall give TRANSACT prompt written notice of any claim or action and shall provide reasonable assistance, at TRANSACT'S expense, in defending any such claim or action.  If an injunction is issued which prohibits the use or sale of the Products by reason of any matter covered by this Section 10, then TRANSACT shall, at its expense, either:  (a) procure for BUYER, its subsidiaries, affiliates, distributors and customers the right to continue using the Products;  (b) modify the Products so they become non-infringing;  (c) substitute equivalent non-infringing products; or, (d) if neither (a) through (c) are reasonably available, BUYER may return the Products to TRANSACT and TRANSACT will refund the purchase price to BUYER less depreciation based upon the straight line method and a product life of five (5) years.

Notwithstanding the foregoing, TRANSACT shall have no liability to BUYER for actual or claimed infringement arising out of:  (a) compliance with detail designs, plans or specifications furnished by BUYER unless such infringement would arise independent of such designs, plans or specifications;  (b) use of the Products in combination with other equipment or software not reasonably contemplated by TRANSACT; (c) use of the Products in any process not reasonably contemplated by TRANSACT or (d) BUYER’s negligence in making repairs of the Products.  TRANSACT acknowledges that the Specifications in Attachment 1 is not a "specification" which excuses or releases TRANSACT from performing its indemnity and other obligations hereunder.

           In addition to, and not in limitation of, any other indemnifications, warranties and covenants set forth herein, BUYER hereby agrees to indemnify and hold TRANSACT harmless with respect to any and all costs, expenses and liability, including without limitation reasonable attorney’s fees, arising out of any claim or action based on a failure of BUYER to meet any of its obligations hereunder.

11.           Repair Support

11.1             Repair Orders.  In addition to TRANSACT's obligations under Section 12, TRANSACT agrees to repair all “in warranty” and “out of warranty” failures within twenty (20) calendar days from the receipt of the Products, or else replace such Products with new Products that shall conform to the Specifications.

11.2 Failure Analysis.  TRANSACT shall provide a failure analysis on Products that are returned for repair under warranty. On request by BUYER, TRANSACT will provide failure analysis for serialized units returned for a specific failure mode or region.

11.3 Repair Capabilities.  BUYER reserves the right to repair any of the assemblies, subassemblies, or other items comprising the Products purchased under this Agreement to the recommended spare parts (RSL) level. The RSL level is defined as the lowest part level repairable without special tools and fixtures. TRANSACT will supply BUYER with the necessary support to repair the Products.

11.4             Test Equipment.  TRANSACT shall make available to BUYER, upon written request by BUYER, any of TRANSACT’s test procedures, special tools, jigs, fixtures, diagnostics, programs, test equipment or supplies necessary to repair the unit, any of the assemblies, subassemblies, piece parts, or other items comprising the Products purchased under this Agreement to the recommended spare parts level. BUYER agrees to pay reasonable costs to TRANSACT for hardware test equipment only. Other items such as procedures, schematics, diagnostics, programs etc. will be made available at no charge.

11.5             Diagnostics.  TRANSACT shall provide to BUYER its diagnostics, test programs and test routines, necessary to repair to the recommended spare parts level, the unit, any of the assemblies, subassemblies, piece parts, components, or other items comprising the Products purchased under this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

11.6 Documentation. In consideration of the purchase of Products under this Agreement, and at no additional cost, TRANSACT hereby grants onto BUYER the unlimited right to use, reprint, and distribute TRANSACT's Product manuals and documentation ("Documentation"), including but not limited to user's manuals, schematics, maintenance, theory of operation and troubleshooting guides, and any other Documentation that TRANSACT shall make available during the Term of this Agreement. Upon request, TRANSACT shall provide electronic copies of the Documentation to BUYER at no additional charge. BUYER agrees to display copyright notices in accordance with TRANSACT's reasonable written instructions.

     11.7  Confidential and Proprietary Information.  BUYER acknowledges and agrees that the test equipment and diagnostics described in Sections 11.4 and 11.5 constitute proprietary and Confidential Information of TRANSACT, subject to Section 15 of this Agreement and any other confidentiality agreement between the parties.  BUYER agrees not to use any of such test equipment or diagnostics for any purpose other than the maintenance and repair of the Products in accordance with this Agreement and not to deliver, disclose or permit the disclosure of any such test equipment or diagnostics to any third party.

11.8             Future Training.  BUYER may schedule a maximum of six (6) students per year in TRANSACT’s regularly scheduled training class, at TRANSACT’s location, during the Term of this Agreement.  If no regularly scheduled classes are conducted, then BUYER may request TRANSACT to conduct one (1) class per year in which BUYER may schedule a maximum of six (6) students.  The cost of travel for training will be paid for by BUYER.

12.           Warranties

 12.1  TRANSACT Standards.  TRANSACT represents and warrants that all Products delivered to BUYER under this Agreement will comply with applicable UL, CSA, CE, TUV and VDE standards and will comply with the applicable FCC rules for the type of Products involved, including type acceptance or certification where required.  TRANSACT will obtain and maintain at its own expense all applicable listings, certifications and approvals in TRANSACT's name. TRANSACT will provide all necessary information and assistance to BUYER with respect to listings, certifications and approvals that are required to be in BUYER's name.

12.2  Authority.  TRANSACT warrants that: (a) it has the right to enter into this Agreement; (b) all necessary actions, corporate and otherwise, have been taken to authorize the execution and delivery of this Agreement and the same is the valid and binding obligation of TRANSACT; (c) all licenses, consents and approvals necessary to carry out all of the transactions contemplated in this Agreement have been obtained by TRANSACT; and (d) TRANSACT'S performance of this Agreement will not violate the terms of any license contract, note or other obligation to which TRANSACT is a party.

12.3  Title; Infringement.  TRANSACT warrants that:  (a) it has and shall pass to BUYER good title to the Products free and clear of all liens and encumbrances;  (b) the Products do not infringe any patent, trademark or copyright or otherwise violate the rights of any third party;  (c) no claim or action is pending or threatened against TRANSACT or, to TRANSACT's knowledge, against any licenser or supplier of TRANSACT that would adversely affect the right of BUYER or any customer of BUYER to use the Products for their intended use.

12.4             Conformance; Defects.  Unless otherwise specified in Attachment 1, TRANSACT warrants that the Products will:  (a) be new; (b) conform to the Specification; (c) be free from defects in materials and workmanship for a period of [**] from shipment to BUYER or a customer in accordance with the terms of TRANSACT’s standard product warranty policy.  Upon written notice from BUYER of a Product or part that fails to meet the foregoing warranty, TRANSACT will promptly repair or replace such Products within twenty (20) calendar days of receipt by TRANSACT of the failed or non-conforming Products or spare parts.

12.5             Freight Costs on Repairs.  All Products returned to TRANSACT for repair under warranty shall be shipped to TRANSACT by standard ground service, freight collect, FOB from wherever failed Product is located. TRANSACT shall return all Products repaired under warranty, freight prepaid by TRANSACT to same location. Shipping of warranty repair units to/from TRANSACT and from/to BUYER’s field operations by any means other than standard ground service or equivalent for international locations will be paid by BUYER.

12.6             Freight Charges on Non-Warranty Repairs.  Freight charges directly associated with the repair of non-warranty products and/or spare parts shall be borne by BUYER.

           12.7 Warranty Terms TRANSACT warranty term is [**] from date of shipment to BUYER or a customer per Section 12.4 above.  TRANSACT warranty is valid only when TRANSACT approved papers are used.  Use of unapproved papers will void the warranty.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

13. Tooling

All Tooling for the Products is owned by TRANSACT. Any subsequent tooling purchased by BUYER for the manufacture of the Products (“Tooling”), whether kept at BUYER's or TRANSACT’s premises, shall remain the property of BUYER for BUYER's exclusive use. The Tooling purchased by BUYER and used by TRANSACT in the manufacture of the Products shall be stored and maintained by TRANSACT but may be removed from TRANSACT's location at any time by BUYER, without notice, solely at BUYER’s expense. TRANSACT shall take such steps to protect BUYER's title to the Tooling as BUYER may reasonably request. At a minimum, TRANSACT shall cause a sign to be affixed to such tooling stating "Property of GTECH Corporation". TRANSACT will immediately notify BUYER of any change in the location of the tooling.

14.           Force Majeure

For the purposes of this Agreement, a “Force Majeure” shall mean an event or effect that cannot be reasonably anticipated or controlled, including but not limited to an action of the elements, or any other cause which, by the exercise of reasonable diligence, said Party is unable to prevent.  Neither BUYER nor TRANSACT shall be liable to the other for any delay in or failure of performance under this Agreement due to a “Force Majeure” occurrence provided that the Party claiming Force Majeure notifies the other in writing within five (5) calendar days of the commencement of the condition preventing its performance and its intent to rely thereon to extend the time for its performance of this Agreement.  The foregoing shall not apply to BUYER’s obligation to pay any amounts due and payable to TRANSACT.

15.           Confidentiality

15.1           Each party agrees not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information (as defined below) of its rights or duties hereunder) any Confidential Information of the other party obtained during the Term of this Agreement. Each party further agrees not to disclose or provide any of such Confidential Information of the other party to any third party and to take appropriate measures to prevent any such disclosure by its present and future employees, officers, agents, subsidiaries, or consultants during the Term. Each party acknowledges and agrees that all documents, data, software or information in any form which is provided by either party (hereinafter “Confidential information”) is the property of the disclosing Party. Each Party will receive and maintain all Confidential Information in the strictest confidence and except as provided herein, shall not use Confidential Information for its own benefit or disclose it or otherwise make it available to third parties without prior written consent of the disclosing Party. Each party agrees to limit the use of Confidential Information of the other party to only those of its employees who need the Confidential Information for the purpose of this Agreement and to advise all of its employees of the other party’s rights in the Confidential Information. Nothing in this Agreement shall be construed as granting or conferring any rights by license or otherwise in any Confidential Information, trademarks, patents or copyrights of either party to the other party, except for the limited purposes of either parties performance hereunder.

15.2                      For purposes of this Agreement, “Confidential Information” means all information relating to a party, its business and prospects (including but not limited to, intellectual property, business practices, know-how, trade secrets, business plans, designs, blueprints, drawings, models and prototypes), disclosed by such party from time to time to the other party in any manner, whether orally, visually or in tangible form (including, without limitation, documents, devices and computer readable media) and all copies thereof, created by either party. The term “Confidential Information” shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by a party which contain, reflect or are based upon the information furnished to the receiving party by the disclosing party under this Agreement, but shall not include information which is: (a) in the public domain; (b) already known to the Party to whom it is disclosed (hereinafter “Recipient”) at the time of such disclosure; (c) subsequently received by Recipient in good faith from a third party having prior right to make such disclosure; (d) independently developed by Recipient without use of the information disclosed pursuant to this Agreement; or (e) approved in writing for unrestricted release or unrestricted disclosure by the Party owning or disclosing the information (hereinafter “Discloser”). In the event Recipient is required or legally compelled to disclose any of the Confidential Information as a result of a legal process or pursuant to governmental action, the Discloser may seek a protective order or other appropriate remedy and/ or waive compliance with the provisions of this Agreement, At the request of a Discloser, and in any event upon the expiration or termination of this Agreement, each Recipient shall promptly deliver to Discloser all products, components and equipment provided by Discloser as well as all records or other things in any media containing or embodying Discloser’s Confidential Information within its possession or control which were delivered or made available to each Recipient during or in connection with this Agreement, including any copies thereof.

16.           Public Announcements

Both parties agree not to make any public announcements regarding this Agreement or to disclose any of the terms and conditions hereof to any third party without prior written consent of the other party, except as required by law.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

17. Notices

All notices required or contemplated by this Agreement shall be deemed effective if written and delivered in person or if sent by registered mail, return receipt requested or recognized overnight delivery service, fax or electronic mail, to BUYER at the address shown above to the attention of BUYER's Representative or to TRANSACT at the address shown above to the attention of TRANSACT's Representative; or such other persons or addresses as may hereafter be designated by the respective Parties. A copy of all Notices sent to BUYER shall be addressed to the Office of General Counsel at the address shown above.

18.           Assignment

This Agreement and the rights, duties and obligations of the parties hereto shall not be assignable, transferable or delegable by either party hereto without the prior written consent of the other, not to be unreasonably withheld; provided that either party may assign this Agreement in connection with the transfer of its business to a third party, whether by sale of assets, sale of stock, merger, consolidation or other transfer of control without the prior written consent of the other party; and provided further that Buyer may assign its rights and/or obligations hereunder, in whole or in part, to any parent or subsidiary corporation, or any affiliate, without the consent of, but upon notice to, TRANSACT.

19.           Term and Termination

19.1           Term.           This Agreement will commence on the 29th day of May, 2015 (“Effective Date”) and shall continue through and including December 31, 2019 (“Term”) unless terminated earlier as provided in this Agreement.  Unless either Party notifies the other in writing at least ninety (90) calendar days before the end of the Term of its intent to terminate this Agreement at the end of the Term, this Agreement will be extended automatically and will continue in effect without any volume commitment until terminated by either Party on ninety (90) calendar days prior written notice.  Unless otherwise agreed in writing, the prices, terms and conditions for Purchase Orders for the Products during any such extension shall be the same as those prices, terms and conditions in effect at the end of the Term.

19.2             Termination by BUYER.  BUYER may terminate this Agreement at any time if (a) TRANSACT fails or neglects to perform any of its obligations hereunder and such condition has not been cured within forty five (45) calendar days of written notice thereof by BUYER; (b) TRANSACT, or TRANSACT's parent or a wholly owned subsidiary of TRANSACT, is the subject of trade sanctions by the United States government, or any other government, or quasi-governmental agency which materially affects BUYER's ability to sell, lease, or maintain the Product; (c) TRANSACT attempts to assign, except to a successor-in-interest this Agreement or any obligation hereunder without BUYER's consent;  (d) any assignment is made of TRANSACT's business for the benefit of creditors, or if a petition in bankruptcy is filed by or against TRANSACT and is not dismissed within ninety (90) calendar days, or if a receiver or similar officer is appointed to take charge of all or part of TRANSACT's property, or if TRANSACT is adjudicated a bankrupt; or (e) the Products are infringing and TRANSACT is unable to procure a right for BUYER to continue to use the Products as set forth in Section 10 hereof.

19.3  Termination by TRANSACT.  TRANSACT may terminate this Agreement if:  (a) BUYER fails to perform any of its obligations hereunder and such condition has not been cured within forty five (45) calendar days of written notice thereof by TRANSACT; provided that, TRANSACT may not terminate this Agreement for reason of non-payment by BUYER of any disputed amounts, or (b) if any assignment is made of BUYER's business for the benefit of creditors; or, (c) if a petition in bankruptcy is filed by or against BUYER and is not dismissed within ninety (90) calendar days, or if a receiver or similar officer is appointed to take charge of all or part of BUYER's property, or if BUYER is adjudicated a bankrupt.

20.           Survival
The provisions of Sections 10, 11, 12, 15, 16 and 22, shall survive the termination and expiration of this Agreement.  All other provisions which, by their nature and subject matter, involve obligations or transactions which occur or continue after the termination or expiration of this Agreement shall also survive until fully performed.

21.           Conflicting Provisions

In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of any Purchase Order, the terms and conditions of this Agreement will supersede any contrary terms set forth in such purchase order or TRANSACT’s acceptance, confirmation, invoice or other document, unless as mutually agreed upon by both parties.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

22. Liability Limits.

IN NO EVENT, EXCEPT AS PROVIDED FOR HEREIN, WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR ITS TERMINATION, OR THE BREACH OF ANY OF ITS PROVISIONS, WHETHER OR NOT THE PARTIES HAVE ADVISED OR BEEN ADVISED OF THE POSSIBILITY OF ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY, THE LIMITATIONS OF THIS PARAGRAPH WILL NOT APPLY WITH RESPECT TO THE BREACH OR NONPERFORMANCE OF ANY PROVISION OF THIS AGREEMENT RELATING TO INTELLECTUAL PROPERTY RIGHTS OR CONFIDENTIAL INFORMATION, ANY INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR MISAPPROPRIATION OF CONFIDENTIAL INFORMATION BY A PARTY, OR DAMAGES RESULTING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

23.           Miscellaneous

This Agreement and Attachments and Purchase Orders issued and accepted hereunder set forth the entire understanding of the Parties with respect to the Products and merges all prior written and oral communications relating thereto.  It can be modified or amended only in a writing signed by a duly authorized representative of each Party.  Section headings are provided for the convenience of reference only and shall not be construed otherwise.

No failure to exercise, or delay in exercising, on the part of either Party, any right, power or privilege hereunder shall operate as a waiver thereof, or will any single or partial exercise of any right, power or privilege hereunder preclude the further exercise of the same right or the exercise of any other right hereunder.

This Agreement is made pursuant to and shall be governed by the laws of the State of Connecticut, without regard to its rules regarding conflict of laws.  The Parties agree that the courts of the State of Connecticut, and the Federal Courts located therein, shall have exclusive jurisdiction over all matters arising from this Agreement.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON THE DATES MENTIONED BELOW.

TRANSACT TECHNOLOGIES INCORORATED		GTECH CORPORATION

By	/s/ Bart C. Shuldman	By	/s/ Bryce Smith
Print	Bart C. Shuldman	Print	Bryce Smith
Title	Chairman and CEO	Title	VP and CPO
Date	6/02/2015	Date	6/02/2015

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

Attachment 1

Products Specifications

1.           Products Specifications and Services Description.

GTECH Specification 53-1824-00

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

Attachment 2

Pricing/Stock

BUYER shall elect by issuing a blanket purchase order to TRANSACT by [**] of each year whether to choose [**] for purchases in the following calendar year.  Failure to issue a blanket purchase order by [**] in any year shall be deemed an election to choose [**].  For purposes of clarification, BUYER and TRANSACT have previously agreed to those certain terms and conditions memorialized in the letter agreement dated May 8, 2015, with respect to GTECH Purchase Order [**], and the [**] set forth below will apply to any additional Purchase Orders for calendar year 2015, 2016  and thereafter.

Unit Prices in this Agreement are based on the standard printer configuration and specification described in Attachment 1.  Orders that deviate from this standard in form, fit, function, features, interface, color or character set will be quoted by TRANSACT for price and lead time.

[**]

BUYER commits to place [**] of the year preceding for delivery during the next calendar year for [**] printers.  BUYER must take [**] printers [**] and must accept delivery of the [**] printers.

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BUYER commits to place [**] of the year preceding for delivery during the next calendar year for [**].  BUYER must take [**] printers [**] and must accept delivery of the total annual purchase order volume [**].  BUYER does not have to place [**].

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[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

[**]

IF BUYER does not place [**] purchase order for [**] printers by [**] of the preceding year, the pricing for [**] printers will be based on the following pricing table.  Pricing will be based on acceptance by TRANSACT for amount of printers ordered by BUYER [**].  Should BUYER [**] for the [**] printer during a calendar year, the price will be based on [**] per the table below and [**].

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Spare Parts

Prices for a complete set of spare parts for TRANSACT’s Ultra printer shall not exceed:
•	[**]

Safety Stock

TRANSACT agrees to maintain a minimum of 1,000 units of finished goods of the Ultra thermal printer Product in Ithaca, NY to support immediate delivery requirements of BUYER. As this inventory is consumed, TRANSACT agrees to replace the consumed quantity within [**] of said consumption.

Investigation Fees

BUYER will contact TRANSACT regarding a particular jurisdictional issue and BUYER and TRANSACT engineers will work together for [**] to BUYER to investigate the particular jurisdictional issue.  If after [**] it is determined that a field jurisdictional issue exists, then TRANSACT will inform BUYER that an investigation will begin and BUYER will issue an open purchase order for [**] to initiate and pursue an investigation of the jurisdictional issue.  TRANSACT will invoice BUYER, and BUYER will pay TRANSACT, for the [**].  The billing rate for engineers will be [**], and the billing rate for quality test personnel will be [**].  TRANSACT will submit a weekly report to BUYER setting forth the hours spent on each investigation, together with an invoice for the hours spent and expenses incurred in the preceding week.  BUYER will pay such invoices pursuant to Section 5.  At the conclusion of each investigation, TRANSACT and BUYER will adjust the open purchase order to reflect actual time and expenses.  If the issue is determined to have been caused by BUYER then BUYER will issue a purchase order and TRANSACT will invoice BUYER [**] for any additional testing that may be required.  If the investigation determines that the issue was caused by TRANSACT,  TRANSACT will complete testing [**] and will reimburse BUYER the investigation costs in the form of a dollar refund for any amount paid by BUYER for that particular incident.

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.

Attachment 3

General Packaging Specifications

The shipping container shall be designed to meet BUYER packaging specification 96-0321-01

[**] = Portions of this exhibit have been omitted pursuant to a confidential treatment request.
An unredacted version of this exhibit has been filed separately with the Commission.